Exhibit (d)(2)

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement, effective as of March 31, 2018 (the “Agreement”), by and between Ruane, Cunniff & Goldfarb Inc. (the “Assignor”) and Ruane, Cunniff & Goldfarb L.P. (the “Assignee”).

WHEREAS, the Assignor wishes to transfer, assign and convey to Assignee all of its rights, obligations and duties under the investment advisory contract between the Assignor and Sequoia Fund, Inc., dated April 17, 2017 (the “Investment Advisory Contract”);

WHEREAS, the Assignor has taken all actions necessary to assign the Investment Advisory Contract to Assignee and to perform the actions contemplated under this Agreement;

WHEREAS, the Assignee agrees to accept from the Assignor and assume all of the Assignor’s rights, obligations and duties under the Investment Advisory Contract;

WHEREAS, the Board of Directors of Sequoia Fund, Inc., including those directors who are not “interested persons” within the meaning of the Investment Company Act of 1940, has approved a form of this Agreement;

NOW, THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Assignment. Effective as of the date hereof (the “Effective Date”), the Assignor hereby assigns, transfers, and conveys to the Assignee all of the Assignor’s rights, obligations and duties in and to the Investment Advisory Contract in accordance with the terms thereof.

2.             Assumption. Effective as of the Effective Date, the Assignee hereby accepts the foregoing assignment, transfer and conveyance of rights and delegation of obligations and duties and hereby assumes and agrees to timely perform all of the obligations and duties of the Assignor under the Investment Advisory Contract in accordance with the terms thereof and to provide written notice to Sequoia Fund, Inc. of any change in the identity of the Assignee’s general partner within a reasonable time after such change.

3.             Treatment of Fees. Any fees payable under the Investment Advisory Contract accrued with respect to services provided prior to the Effective Date shall be payable to the Assignor and all such fees attributable to services rendered on or after the Effective Date shall be payable to the Assignee.

4.             Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York.

5.             Modification. Except as otherwise provided herein, the terms and conditions of this Agreement may not be modified, changed discharged or terminated, nor may any provision hereof be waived, except by an instrument in writing signed by the party against whom the enforcement of any such modification, change, discharge, termination or waiver is sought.

6.             Further Assurances. Each of the parties agrees to execute and deliver or cause to be executed and delivered such other instruments of sale, transfer, conveyance and assignment and to take or cause to be taken such action as the other party may reasonably determine is necessary to transfer, convey, and assign to Assignee, and to evidence and confirm Assignee’s rights to, ownership of and assumption of obligations under, the Investment Advisory Contract.

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7.             Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties made in connection herewith.

8.             Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Ruane, Cunniff & Goldfarb Inc.	Ruane, Cunniff & Goldfarb L.P. By: RCG-GP LLC, its general partner

By: /s/ David M. Poppe Name: David M. Poppe Title: President and CEO	By: /s/ John B. Harris Name: John B. Harris Title: Managing Partner

ACKNOWLEDGED BY:

Sequoia Fund, Inc.

By: /s/ Wendy Goodrich Name: Wendy Goodrich Title: Executive Vice President

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